                                                         OMB APPROVAL
                                                -------------------------------
                                                OMB Number:    3235-0145
                                                Expires:      October 31, 2002
                                                Estimated average burden
                                                hours per response........14.90
                                                -------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                  QUOVADX, INC.
                      ------------------------------------
                                (Name of Issuer)




                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)




                                     98388Y
                      ------------------------------------
                                 (CUSIP Number)





                                February 10, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

         X      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                                Page 1 of 7 pages

CUSIP NO. 98388Y                    13G                      PAGE 2 OF 7 PAGES

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
      Sequel Limited Partnership II
      84-1491056
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

         NUMBER OF            5     SOLE VOTING POWER
         SHARES
       BENEFICIALLY          ---------------------------------------------------
        OWNED BY              6     SHARED VOTING POWER
         EACH
       REPORTING                    711,112
        PERSON               ---------------------------------------------------
         WITH:                7     SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    711,112
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      711,112
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 7 pages

CUSIP NO.  98388Y                     13G                    PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
      Sequel Venture Partners II, L.L.C.
      84-1491056
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

        NUMBER OF             5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY           ---------------------------------------------------
        OWNED BY              6     SHARED VOTING POWER
         EACH
       REPORTING                    711,112 shares directly held by Sequel
        PERSON                      Limited Partnership II ("SLP II"). Sequel
         WITH:                      Venture Partners II, L.L.C. ("SVP II") is
                                    the general partner of SLP II.
                             ---------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    711,112 shares directly held by Sequel
                                    Limited Partnership II ("SLP II"). Sequel
                                    Venture Partners II, L.L.C. ("SVP II") is
                                    the general partner of SLP II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      711,112
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 3 of 7 pages

ITEM 1.

         (a)      NAME OF ISSUER

                  Quovadx, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  6400 S. Fiddler's Green Circle
                  Suite 1400
                  Englewood, CO  80111
ITEM 2.

         (a)      NAME OF PERSON FILING

                  (i)      Sequel Limited Partnership II ("SLP II")

                  (ii)     Sequel Venture Partners II, L.L.C. ("SVP II")*

                  * Sequel Venture Partners II, L.L.C. is the general partner of Sequel Limited Partnership II.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  4430 Arapahoe Avenue
                  Suite 220
                  Boulder, CO  80303

         (c)      CITIZENSHIP

                  (i)      SLP II: Delaware Limited Partnership

                  (ii)     SVP II: Delaware Limited Liability Company

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  98388Y

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

         (b)      [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);

         (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

         (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)



                                Page 4 of 7 pages

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  711,112

         (b)      PERCENT OF CLASS:

                  2.5%

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:


                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 711,112

                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION OF:

                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT
                           THE DISPOSITION OF:                         711,112



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

INSTRUCTION: DISSOLUTION OF A GROUP REQUIRES A RESPONSE TO THIS ITEM.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

Not Applicable

ITEM 10. CERTIFICATION

Not Applicable

EXHIBITS:  A - JOINT FILING STATEMENT

                                   [SIGNATURE]

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        SEQUEL LIMITED PARTNERSHIP II
                                        By: Sequel Venture Partners II, L.L.C.,
                                            its general partner


                                        By:  /s/ Daniel J. Mitchell
                                           ------------------------------------
                                                      Signature

                                        Daniel J. Mitchell, Manager
                                        ---------------------------------------
                                                     Name/Title

                                        Date:  February 6, 2002
                                             ------------------



                                Page 5 of 7 pages

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



                                Page 6 of 7 pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

     Date: February 6, 2002



SEQUEL LIMITED PARTNERSHIP II                SEQUEL VENTURES PARTNERS II, L.L.C


By: Sequel Venture Partners II, L.L.C.,
      its general partner



BY:   /s/ Daniel J. Mitchell                BY:  /s/ Daniel J. Mitchell
   ------------------------------------        --------------------------------
      Daniel J. Mitchell                         Daniel J. Mitchell
      Manager                                    Manager





                                Page 7 of 7 pages